EXHIBIT 10.2

THIS SUBLEASE AGREEMENT (“Sublease”) is made by and between Tejas Securities Group, Inc. (“Sublessor”) and Wilson Family Communities Inc., a Texas Corporation, (“Sublessee”), effective the 31st day of July 2005 (“Effective Date”).

WITNESSETH

WHEREAS, Sublessee desires to lease from Sublessor a portion of the Premises shown on Exhibit “A” herein covered by the Lease upon the terms and conditions set forth in this Sublease; and

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublessor and Sublessee agree as follows:

1. Sublease Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby accepts and leases from Sublessor approximately 4,000 square feet of Net Rentable Area (the “Sublease Premises”) located on the 4th Floor of the office building known as Terrace 11, located at 2700 Via Fortuna Austin Texas 78746 (the “Building”).

2. Expansion Space. Sublessee may request to increase the square feet of the Sublease Premises (the “Expansion Space”) with a thirty (30) day written notice to Sublessor. If Expansion Space is available and Sublessor agrees to the request, Sublessee agrees that the Expansion Space shall be rented at a rate of $18.50 per square foot per annum, and that all other terms and conditions of the Sublease continue to apply to the Expansion Space.

3. Sublease Term. The term of this Sublease shall be for a period of 19 months, beginning on August 1,2005 and expiring on February 28, 2007. Upon the expiration or earlier termination of this Sublease, Sublessee shall immediately surrender possession of the Sublease Premises, in the exact same condition that existed on the Effective Date, ordinary wear and tear accepted, and under any holdover Sublessee shall be deemed a tenant at sufferance, subject to immediate eviction. Sublessee or sublessor may terminate this Sublease at anytime with sixty (60) written notice.

4. Use. The Sublease Premises shall be used only for the purposes of general office use and no other without the prior written consent of Sublessor and Landlord, provided, however, such use shall not be inconsistent with or in contravention of the use provision of the Lease. Sublessee shall comply with all laws, ordinances, rules and regulations governing such use, whether the same are issued by a governmental or quasi-governmental agency or by the Building, for the health, safety or well being of the tenants in the Building.

5. Sublease Rent and Additional Rent. Sublessee agrees to pay to Sublessor as rent for the Sublease Premises monthly rental as follows: $6,166, which is payable in advance on the first calendar day of each month during the term of this Sublease and will be considered past due if not paid by the 5th of the month and Sublessee is subject to the default provisions of the Lease.

6. Prepaid Rental and Security Deposit. Upon execution of this Sublease Agreement, Sublessee agrees to pay to Sublessor $0 representing the pro rata installment of monthly rental for the first month’s rent of the Sublease Term, and $6,166 representing the Security Deposit.

7. Assumption of Obligation. The Lease is hereby incorporated in this Sublease by reference and shall apply as though set forth at length in this Sublease, with, where applicable, “Sublessor” being substituted for “Landlord” and with all of the provisions of the Lease which are to be observed or performed during the term of this Sublease by the Sublessor as tenant thereunder, to the extent the same apply to the Sublease Premises. Between Sublessor and Sublessee, Sublessor shall have all of the rights, privileges, remedies and duties accorded Landlord in the Lease and Sublessee shall have all of the rights, privileges, remedies and duties accorded Tenant in the Lease. To the extent that any notice or consent is required under the Lease, Sublessee shall provide copies of all such notices to Landlord.

8. No Enlargement of Rights. To the extent Sublessor is granted any rights to extend the term of the Lease or to expand the Premises pursuant to an expansion option or a right of first refusal, the same are not included in this Sublease and do not pass to Sublessee.

9. Attornment. In the event of a cancellation or termination of the Lease prior to the expiration date thereof and prior to the expiration date of this Sublease, or in the event of the surrender, whether voluntary, involuntary or by operation of law, of the Lease, Sublessee shall, at the option of Landlord, make full and complete attornment to Landlord for the balance of the term of this Sublease, upon the same covenants and conditions privity of estate and contract between Landlord and Sublessee and with the same force and effect as though this Sublease was originally made directly between Landlord and Sublessee. To the extent of any irreconcilable conflict between the terms of this Sublease and the terms of the Lease, Landlord shall be bound only to the extent of the terms of the Lease.

10. Assignments and Subletting. Sublessee shall not sell or assign any portion or this entire Sublease or re-sublet the Sublease Premises, in whole or in part, without obtaining the prior written consent of Sublessor and Landlord, which consent shall not be unreasonably withheld or delayed. Further, this Sublease shall not be assigned by operation of law. Any such attempted sublease or assignment without the prior written consent of Sublessor and Landlord shall be null and void and of no force or effect. If Sublessor and Landlord give their consent to any sublease or assignment of this Sublease or of any interest in this Sublease, neither shall thereby be barred from later refusing to consent to any further sublease or assignment.

11. Landlord’s Consent. This Sublease is subject to the consent of Landlord. In the event that such consent is not obtained, then this Sublease shall be null and void, and neither Sublessor nor Sublessee shall have any further obligations to the other party.

13. Condition of Premises. The Premises will be delivered in “broom clean” condition, with any stained ceiling tiles, light bulbs and ballasts replaced as required. Any other work shall require prior approval from Landlord and Sublessor and shall be at the sole cost of Sublessee.

14. Parking. Sublessor shall provide up to 10 reserved parking spaces at no charge, designated as spaces 244 through 253.

15. Miscellaneous. This Sublease shall be governed by the laws of the State of Texas, event any legal action is filed to enforce this Sublease, the prevailing party shall be recover reasonable attorneys’ fees, court costs, and other expenses incidental and necessary to the enforcement of this Sublease. Time is of the essence. This Sublease represents the entire agreement between the parties and may not be modified or amended unless in writing and signed by the party to be bound thereby.

16. Notices. Any notices that may or shall be given to Sublessor under the terms of the Lease shall be given also to Sublessee in writing to the Sublease Premises.

SUBLESSOR	SUBLESSEE
Tejas Securities Group, Inc. /s/ John Garber Chief Financial Officer	Wilson Family Communities, Inc. /s/ Clark N. Wilson Chief Executive Officer